EXHIBIT 10.25

EQUITY BUY-BACK AGREEMENT

     This Equity Buy-Back Agreement (“Agreement”) is entered into and made effective as of the 29th day of June, 2004 (“Effective Date”), by and between Quovadx, Inc., a Delaware corporation with its principal place of business located at 6400 S. Fiddler’s Green Circle, Suite 1000, Englewood, Colorado 80111 (“Quovadx”) and Royal Health Care of Long Island LLC (d/b/a Royal Health Care, LLC), a New York limited liability company with its principal place of business at 521 Fifth Avenue, 3rd Floor, New York, NY 10175 (“Royal”).

RECITALS

     WHEREAS, Quovadx and Royal are parties to an Asset Purchase Agreement dated as of March 1, 2002 and a Master ASP Agreement of even date, pursuant to which Royal acquired certain Purchased Assets and services from Quovadx in exchange for cash and Equity in Royal; and

     WHEREAS, Quovadx desires to sell back to Royal its entire Equity portion in Royal and Royal desires to buy back such Equity;

     NOW, THEREFORE, the parties, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, do hereby agree as follows:

AGREEMENT

ARTICLE I

PURCHASE AND SALE OF EQUITY

     1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Quovadx agrees to sell to Royal, and Royal agrees to purchase from Quovadx, all of Quovadx’s Equity in Royal.

     1.2 Equity. The parties hereby acknowledge that regardless of whether a Certificate of Interest has been issued, the Equity owned by Quovadx consists of 0.3857 Units representing a 4.6% Percentage Interest in Royal, which is diluted to 4.186% after giving effect to 9.0% phantom equity.

ARTICLE II

PURCHASE PRICE AND MANNER OF PAYMENT

     2.1 Purchase Price. Royal and Quovadx have mutually agreed upon a valuation of Royal of seventy-five million dollars ($75,000,000) (“Valuation Amount”), based on which Royal shall pay Quovadx three million one hundred thirty-nine thousand and five hundred dollars ($3,139,500) (“Equity Purchase Price”) in exchange for Quovadx’s 0.3857 Units, or 4.186% diluted Equity in Royal.

1 of 3

EXECUTION FINAL

     2.2 Manner of Payment. Upon Quovadx signing over and returning to Royal any and all certificates issued to Quovadx evidencing the duly authorized, validly issued and fully paid Units or interests in Royal, Royal shall pay Quovadx the Equity Purchase Price by wire transfer to such account as Quovadx shall designate by written notice to Royal.

     2.3 Timing of Transaction. The purchase and sale of Quovadx’s Equity in Royal as contemplated hereunder shall occur on or before June 30, 2004, or such other date as mutually agreed upon by the parties.

ARTICLE III

TAXES AND LIABILITY

     3.1 Taxes. Each of Royal and Quovadx agree to report the transaction contemplated hereunder as required under applicable federal, state and local law for tax purposes and to comply with all applicable notice, filing and reporting obligations. Each of Royal and Quovadx shall be responsible for any capital gains or other taxes assessed as a result of their respective purchase or sale of Equity as contemplated hereunder.

     3.2 Liability. Nothing herein shall release Quovadx from any liability or obligation of Royal to the extent such liability or obligation is related to or arises out of that period of time in which Quovadx was a Member of Royal (the “Membership Period”), which liability shall be limited to an amount equal to the value of the investment by Quovadx in Royal held at the time any such liability or obligation arose. Quovadx shall, however, be released from any liability or obligation of Royal that arises after the completion of the transaction contemplated hereunder and in no way pertains to that period of time in which Quovadx was a Member of Royal, except to the extent related to this transaction. Notwithstanding anything else herein, Quovadx acknowledges that it is in no way released from any obligations as set forth in the Master ASP Agreement and Quovadx shall continue to abide by the terms of such agreement.

     Royal acknowledges that the Quovadx agreement in the first paragraph of this Section 3.2 is made in reliance on the following Royal representations and warranties:

a.	At all times during the Membership Period, Royal has been a limited liability company organized and in good standing under the laws of the state of New York;

b.	There is no litigation or proceeding, in law or in equity, and there are no claims, proceedings or governmental investigations, pending, or to Royal’s knowledge, threatened, against Royal that arose during the Membership Period that could result in an assessment against a Member due to such Member’s Equity interest in Royal; and

c.	To Royal’s knowledge, there are no undisclosed liabilities, contingent or otherwise, that arose during the Membership Period that could result in an assessment against a Member due to such Member’s Equity interest in Royal.

2 of 3

EXECUTION FINAL

ARTICLE IV

GENERAL PROVISIONS

     4.1 Capitalized terms not otherwise defined herein, shall have the meaning ascribed to them in the Asset Purchase Agreement, Master ASP Agreement or the Second Amended and Restated Operating Agreement of Royal, as applicable.

     4.2 Each party represents that it has the power and authority to enter into this Agreement and that this Agreement has been duly executed and delivered by such party’s duly authorized officers.

     4.3 This Agreement shall be governed and controlled by the laws of the State of New York.

     By signing below, the parties hereto indicate their acceptance of the terms herein, which shall become effective on the Effective Date noted above.

Quovadx, Inc.	Royal Health Care of Long Island, LLC

/s/ Melvin L. Keating	/s/ Steven J. Bory
Signature	Signature

Melvin L. Keating	Steven J. Bory
Print Name	Print Name

Acting Chief Financial Officer	President and CEO
Title	Title

6/29/04	6/30/04
Date	Date

3 of 3